Exhibit 10.1

THIRD AMENDMENT

TO THE

ENTRAVISION COMMUNICATIONS CORPORATION

2004 EQUITY INCENTIVE PLAN

This Third Amendment to the Entravision Communications Corporation 2004 Equity Incentive Plan (“Amendment”) is made effective as of April 23, 2014 (the “Effective Date”) by Entravision Communications Corporation, a Delaware corporation (the “Company”). All capitalized terms not defined in this Amendment shall be defined as set forth in the Plan.

WHEREAS, the Company maintains the Entravision Communications Corporation 2004 Equity Incentive Plan, as amended (the “Plan”);

WHEREAS, since the Plan’s adoption in 2004, there have been changes in tax law and other requirements applicable to the Plan; and

WHEREAS, these changes make it desirable to amend the terms of the Plan to clarify its interpretation and administration to avoid potentially adverse tax or accounting consequences.

1.	NOW THEREFORE BE IT RESOLVED, that effective as of the Effective Date, the Plan is hereby amended as follows:
(a)	The following sentence is added to the end of the definition of “Change of Control” in Section 2(f):

Notwithstanding the foregoing, with respect to an Award that is or may be considered deferred compensation subject to Code Section 409A, the definition of “Change of Control” herein shall be amended and interpreted in a manner that allows the definition to satisfy the requirements of a change of control under Code Section 409A solely for purposes of complying with the requirements of Code Section 409A.

(b)	The definition of “Fair Market Value” in Section 2(p) is amended and restated in its entirety to read as follows:

“Fair Market Value” means, per Share on a particular date, (i) if the Stock is listed for trading on the New York Stock Exchange, the last reported sales price on the date in question as reported in The Wall Street Journal, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange; or (ii) if the Stock is not listed or admitted to trading on the New York Stock Exchange, the last reported sales price on the date in question on the principal national securities exchange on which the Stock is listed or admitted to trading, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange; or (iii) if the Stock is not listed or admitted to trading on any national securities exchange, the last sales price on the date in question in the over-the-counter market reported by such reporting system as is then in use, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (iv) if on any such date the Stock is not reported on any such system, the last sales price on the date in question as furnished by a professional market making a market in the Stock selected by the Board for the date in question, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale; or (v) if on any such date no market maker is making a market in the Stock, the price as determined in good faith by the Committee.

(c)	The following sentence is added to the end of Section 9 (Performance Awards):

Unless otherwise provided by the Committee, a Participant shall not be entitled to, and shall agree to waive or otherwise surrender, any rights to receive dividends or dividend equivalents paid with respect to Performance Shares or Performance Units valued in Shares until after the Performance Shares or Performance Units have been earned.

(d)	Section 14(f) is amended and restated in its entirety to read as follows:

(f)   Repricing and Backdating Prohibited.  Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 16, neither the Committee nor any other person may decrease the exercise or grant price for any outstanding Option or SAR after the date of grant, cancel an outstanding Option or SAR in exchange for cash or other Awards (other than cash or other Awards with a value equal to the excess of the Fair Market Value of the Shares subject to such Option or SAR at the time of cancellation over the exercise or grant price for such Shares) or allow a Participant to surrender an outstanding Option or SAR to the Company as consideration for the grant of a new Option or SAR with a lower exercise price. In addition, the Committee may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Committee takes action to approve such Award.

(e)	New subsection (g) is added to Section 14 (Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards), reading in its entirety as follows:

(g)   Recoupment.  Any Awards granted pursuant to the Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to (A) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time and (B) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.

(f)	New subsections (c) and (d) are added to Section 15 (Taxes), reading in their entirety as follows:

(c)   No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be obligated to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

(d)   Participant Responsibility. If a Participant shall dispose of Stock acquired through exercise of an Incentive Stock Option within either (i) two years after the date the Option is granted or (ii) one year after the date the Option is exercised (i.e., in a disqualifying disposition), such Participant shall notify the Company within seven days of the date of such disqualifying disposition.

(g)	The first occurrence of the word “may” in Section 16(a) is replaced with the word “shall.”
(h)	The following sentences are added to the end of Section 17(b):

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant's termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

2.

All Other Provisions of the Plan Remain the Same. Except as expressly provided in this Amendment, all other terms, conditions and obligations contained in the Plan shall remain unchanged and in full force and effect as provided for in the Plan.

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To record the adoption of this Amendment by the Compensation Committee of the Board of Directors of the Company effective as of the Effective Date, the Company has caused its authorized officer to execute the same.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Name:	Walter F. Ulloa
Title:	Chairman and Chief Executive Officer

[Signature Page to Third Amendment to the Entravision Communications Corporation 2004 Equity Incentive Plan]